Exhibit 99.1

Contact: Lynn Liddle Executive Vice President – Communications & Investor Relations Domino’s Pizza, Inc. (734) 930-3008 lynn.liddle@dominos.com

Domino’s Pizza Repurchases and Retires 5.6 Million Common Shares in Private Transaction with Shareholder Bain Capital

Stock Purchased at Discount to Market; Positive Effect on 2006 EPS

Ann Arbor, Mich., March 13, 2006: Domino’s Pizza, Inc. (NYSE:DPZ), the recognized world leader in pizza delivery, announced today that it repurchased and retired approximately 5.6 million shares of its common stock from investment funds associated with Bain Capital, LLC, for $145 million, or $25.78 per share, reducing Bain’s ownership of the Company’s common stock from 34% to 28%. The shares purchased in this private transaction will not decrease the Company’s publicly-available shares. The price per share in this private transaction was based on a negotiated discount between Domino’s and Bain. Domino’s management estimates that the transaction will increase its 2006 earnings per share by approximately 6 cents for the remainder of the year.

David A. Brandon, Chairman and Chief Executive Officer of Domino’s Pizza, commented: “This repurchase transaction, coupled with our recently-announced dividend increase, clearly demonstrates our commitment to shareholder value creation through effective deployment of our free cash flow. We remain confident in our business model which has continued to generate significant cash flow. This provides us the flexibility to invest in our business, de-lever when appropriate and return capital to our shareholders through a combination of dividends and share repurchases.”

The Company financed this repurchase using $45 million of its cash on hand and $100 million of term loan borrowings. The Company amended its credit agreement to allow for the additional borrowing and to increase its share repurchase basket. There was no change to the interest rate or the expiration of the credit facility. The Company’s total debt after the repurchase transaction was $802.6 million with a leverage ratio of 3.35 times. Prior to this transaction, Domino’s had reduced its total leverage ratio approximately 44% in the last 2 1/2 years.

In January, the Company voluntarily prepaid $35 million in senior credit facility borrowings to cover its cash sweep debt repayment requirement for calendar year 2006.

The private repurchase of shares was reviewed and approved by a fully-independent committee of the Board of Directors. The credit agreement amendment was reviewed and unanimously approved by the Board of Directors.

About Domino’s Pizza:

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 8,079 franchised and Company-owned stores in the United States and more than 50 countries. The Domino’s Pizza® brand has been named a Megabrand by Advertising Age magazine, and had global retail sales of nearly $5.0 billion in 2005, comprised of approximately $3.3 billion domestically and $1.7 billion internationally. Domino’s Pizza has been named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry and is the “Official Pizza of NASCAR®.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Information about factors that could affect Domino’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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